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                                                                    EXHIBIT 12.1

Collins & Aikman Corporation and Subsidiaries
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
(IN $ MILLIONS)


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
                                                                               YEAR ENDING
                                                                                 31-Dec
                                                                       -------------------------
                                                                         2001             2002
                                                                       --------         --------
FIXED CHARGES
   Interest expense, net ......................................        $   84.3         $  148.9
   Interest income ............................................             2.0              1.4
                                                                       --------         --------
     Interest expense, gross from continuing ops ..............            86.3            150.3
   Capitalized interest .......................................              --               --
  Interest expense from discontinued operations ...............              --               --
                                                                       --------         --------
     Total interest expense, gross(*) .........................            86.3            150.3
                                                                       --------         --------

   Interest portion of rental expense .........................             9.7             19.0

   Pre-tax earnings required to cover preferred stock dividends
   and accretion ..............................................             4.0             59.0
                                                                       --------         --------
   FIXED CHARGES - C&A ........................................        $  100.0         $  228.3
                                                                       ========         ========

   Pre-tax income from continuing operations ..................        $  (68.3)        $  (33.8)
   Minority interest in (income) loss of affiliates ...........              --               --
   (Income) loss from equity investees ........................              --               --
                                                                       --------         --------
     Total ....................................................           (68.3)           (33.8)
                                                                       --------         --------
ADD:
   Fixed charges ..............................................           100.0            228.3

   Distributed income of equity investees

SUBTRACT:
(A) Interest capitalized ......................................                               --
                                                                       --------         --------
   TOTAL EARNINGS .............................................            31.7            194.5
                                                                       ========         ========

   RATIO OF EARNINGS TO FIXED CHARGES .........................              --               --

   Dollar value of deficiency .................................            68.3             33.8

   (*) - Includes amortization of debt issuance costs

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